Exhibit 10.20

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made between Phreesia, Inc., a Delaware corporation (the “Company”), and Daniel Nathan (the “Executive”) and is effective immediately prior to the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Effective Date”). Except with respect to the Employee Confidentiality and Assignment Agreement and the Equity Documents (defined below), this Agreement supersedes in all respects all prior agreements between the Executive and the Company regarding the subject matter herein, including without limitation (i) the offer letter between the Executive and the Company dated March 5, 2007 (the “Prior Agreement”), and (ii) any other offer letter, employment agreement or severance agreement.

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company shall continue to employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). For the purposes of this Agreement, the Company recognizes the Executive’s employment from April 4, 2007.

(b) Position and Duties. During the Term, the Executive shall serve as the Chief Technology Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer (the “CEO”). The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board of Directors of the Company (the “Board”), or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with the Executive’s performance of the Executive’s duties to the Company.

2. Compensation and Related Matters.

(a) Base Salary. The Executive’s base salary shall be paid at the rate of CAN $362,005.00 per year (full compensation for all hours worked), less statutory and other authorized deductions, withholdings and remittances. The Executive’s base salary shall be reviewed annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers.

(b) Incentive Compensation. During the Term, the Executive shall be eligible to receive incentive compensation, less statutory and other authorized deductions, withholdings and remittances, in an amount and on such terms as determined by the Board or the Compensation Committee from time to time. The Executive’s initial target annual incentive compensation shall be CAN $110,000.00 (the “Target Bonus”). The actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Except as otherwise provided herein, to earn incentive compensation, the Executive must be actively employed by the Company on the day such incentive compensation is paid. For greater certainty, in determining whether the Executive is actively employed at the time of the incentive compensation payout, no compensatory payments or salary in lieu of notice which the Executive may receive as a result of his employment termination shall be utilized, except as may be required by the Ontario Employment Standards Act, 2000, as amended from time to time or any applicable successor legislation (the “ESA”).

(c) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(d) Other Benefits. During the Term, the Executive shall be eligible to participate in the Company’s Canadian employee benefit plan(s) applicable to executives, subject to the terms and conditions of the insurer’s plan(s) and the Company’s plan(s), in effect and as amended from time to time. All benefits will be provided in accordance with and subject to the terms and conditions of the applicable plan(s) in effect from time to time. All decisions with respect to eligibility and entitlement to insured benefits shall be solely determined by the insurance carrier. The Company has no liability for the failure or refusal of the insurance carrier to honour the Executive’s claim or to pay benefits. The Company’s sole responsibility will be to deduct and remit the applicable premiums. The Executive’s portion of premium contributions for such benefits, if any, shall be deducted from the Executive’s pay and this shall be the Company’s good and sufficient authority for so doing. The terms, premium share, insurance carrier and existence of the benefit plan(s) are subject to change from time to time, at the Company’s discretion. The Executive acknowledges and agrees that any such change will not constitute a fundamental change to the employment relationship or a constructive dismissal.

(e) Vacation, Leaves and Public Holidays. All of the Executive’s entitlements and obligations regarding vacation, sick leave, public holidays and other paid or unpaid leaves shall be determined in accordance with the ESA or the Company’s policies for executives, which may be amended from time to time at its sole discretion, whichever provides for the greater benefit.

(f) Equity. The equity awards held by the Executive shall continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards held by the Executive (collectively, the “Equity Documents”); provided, however, and notwithstanding anything to the contrary in the Equity Documents, Section 4(c)(iii) of this Agreement shall apply in the event of a termination by the Company without Cause or by the Executive for Good Reason in either event within the Change in Control Period (as such terms are defined below). In the event of any conflict between the Equity Documents and the terms of this Agreement, the terms of this Agreement shall prevail.

3. Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Termination by Company for Cause. Subject to compliance with the provisions of the ESA, the Company may terminate the Executive’s employment hereunder for Cause without notice, pay in lieu of notice, termination pay or any similar form of compensation. For purposes of this Agreement, “Cause” shall mean any of the following:

(i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, (A) willful failure or refusal to perform material responsibilities that have been requested by the CEO; (B) dishonesty to the CEO with respect to any material matter; or (C) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;

(ii) the commission by the Executive of acts involving moral turpitude, deceit, dishonesty or fraud;

(iii) any misconduct by the Executive, regardless of whether or not in the course of the Executive’s employment, that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were to continue to be employed in the same position;

(iv) continued unsatisfactory performance or non-performance by the Executive of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such unsatisfactory performance or non-performance from the CEO;

(v) a breach by the Executive of any of the provisions contained in Section 5 of this Agreement or the Restrictive Covenants Agreement (as defined below);

(vi) a material violation by the Executive of any of the Company’s written employment policies; or

(vii) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation;

(viii) Any other conduct by the Executive which constitutes cause at law.

(b) Termination without Cause. The Company may terminate the Executive’s employment hereunder at any time and for any reason, on a “without Cause” basis, upon the provision of written notice of termination or pay in lieu of notice (or any combination thereof), severance pay (if applicable), and all other entitlements in accordance with and limited to the minimum requirements of the ESA. For clarity, the Executive will continue to receive all benefits to which the Executive is ordinarily entitled for the minimum period required by the ESA, and only for such period. The written notice or pay in lieu thereof and severance pay (if applicable) referenced in this Article is in full and final satisfaction of all notice and severance pay obligations.

(c) Termination by the Executive. The Executive may terminate his employment hereunder by providing thirty (30) days’ written notice of his intention to terminate his employment. The Company, in its absolute discretion, may elect to waive such notice, in whole or in part, and provide the Executive with pay in lieu of the balance of the Executive’s written notice, including any additional minimum employment benefits and severance pay, if applicable, as prescribed by the ESA.

4. Additional Termination Packages.

(a) Definitions. For the purposes of this Section 4, the following terms shall have the following meanings:

“Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Company under Section 3(b), the date on which Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (ii) if the Executive’s employment is terminated by the Executive, the termination date specified in the Notice of Termination or such earlier date as may be unilaterally determined by the Company if the Company determines, in its discretion, to waive all or part of the period of notice provided by the Executive.

“Change in Control” shall mean any of the following:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

“Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):

(iv) a material diminution in the Executive’s responsibilities, authority or duties;

(v) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;

(vi) a material change in the geographic location at which the Executive provides services to the Company, such that there is an increase of at least fifty (50) miles of driving distance to such location from the Executive’s principal residence as of such change; or

(vii) a material breach of this Agreement by the Company.

The “Good Reason Process” consists of the following steps:

(i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred;

(ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within sixty (60) days of the first occurrence of such condition;

(iii) the Executive cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason Condition;

(iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and the Executive terminates employment within sixty (60) days after the end of the Cure Period.

If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may elect to waive such notice, in whole or in part, and provide the Executive with pay in lieu of the balance of the Executive’s written notice, including any additional minimum employment benefits and severance pay, if applicable, as prescribed by the ESA.

(b) Additional Termination Package upon Termination by the Company without Cause outside the Change in Control Period. Notwithstanding Section 3(b) herein, in the event that the Company terminates the Executive’s employment on a “without Cause” basis outside the Change in Control Period, the Company will also provide the Executive with the following, less any amounts or entitlements provided to the Executive under Section 3(b):

(i) Continuation of the Executive’s base salary, less statutory and other authorized deductions, withholdings and remittances, for a period of six (6) months, commencing on the Date of Termination (the “Salary Continuation Period”); and

(ii) Benefits continuation for the Salary Continuation Period, to the extent permitted by and subject to the terms of the applicable benefits plan(s). Benefits continuation is further subject to the Executive’s ongoing eligibility for benefits throughout the Salary Continuation Period, in accordance with the terms of the applicable plan(s).

The above is subject to the Executive signing a separation agreement and release (the “Separation Agreement and Release”) in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, and a reaffirmation of the Executive’s Continuing Obligations (as defined below), any breach of which Continuing Obligations will result in the immediate cessation of all additional payments and entitlements under this provision.

(c) Additional Termination Package upon Termination by the Company with Cause or by the Executive with Good Reason within the Change in Control Period. The provisions of this Section 4(c) shall apply in lieu of, and expressly supersede, the provisions of Section 4(b), above, in the case of a without Cause termination of employment if such termination of employment occurs within twenty-four (24) months after the occurrence of the first event constituting a Change in Control (such period, the “Change in Control Period”). These provisions shall terminate and be of no further force or effect after the Change in Control Period.

During the Term, if during the Change in Control Period the Executive’s employment is terminated by the Company without Cause as provided in Section 3(b) or the Executive terminates his employment for Good Reason, as defined above, then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming fully effective, the Company will also provide the Executive with the following, less any amounts or entitlements provided to the Executive under Article 3(b):

(i) the Company shall provide the Executive with a lump sum payment (the “Change in Control Payment”), less statutory and other authorized deductions, withholdings and remittances, in an amount equal to the sum of (A) an amount equal to twelve (12) months of the Executive’s then current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher), plus (B) the pro rata portion of Executive’s Target Bonus through to the later of the effective date of the Executive’s termination or resignation from employment, or, if applicable, the last day of the period of statutory notice set out in Section 3(b) above; and

(ii) Benefits continuation for a twelve (12) month period commencing on the Date of Termination, to the extent permitted by and subject to the terms of the applicable benefits plan(s). Benefits continuation is further subject to the Executive’s ongoing eligibility for benefits throughout the period, in accordance with the terms of the applicable plan(s).

(iii) notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all time-based stock options and other stock-based awards subject to time-based vesting held by the Executive (the “Time- Based Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the Effective Date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the Effective Date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, subject to compliance with the ESA, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date.

5. Continuing Obligations.

(a) Restrictive Covenants Agreement. The terms of the Employee Confidentiality and Assignment Agreement, dated April 8, 2009 (the “Restrictive Covenants Agreement”), between the Company and the Executive, attached hereto as Exhibit A, continue to be in full force and effect. For purposes of this Agreement, the obligations in this Section 5 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”

(b) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way: (i) the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or (ii) the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defence or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, provincial, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 5(c).

(d) Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without the posting of a bond and without showing or proving any actual damage to the Company.

6. Protected Disclosures and Other Protected Action. Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that the Executive reasonably believes constitutes a possible violation of law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable law. In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company.

7. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including the Prior Agreement, provided that the Restrictive Covenants Agreement and the Equity Documents remain in full force and effect.

8. Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

9. Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, personal representatives and permitted assigns.

10. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

12. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

14. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

15. Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall, to the extent permitted by any applicable plan documents, not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such agreement and this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both. Further, Section 4(b) and Section 4(c) of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to both Section 4(b) and Section 4(c) of this Agreement.

16. Governing Law and ESA Compliance. This Agreement shall be governed by, interpreted, and construed in accordance with the laws of the Province of Ontario and the law of Canada applicable therein, without regard to the principles of conflicts of law, and the parties to this Agreement hereby submit to the exclusive jurisdiction of the Courts of Ontario. Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the courts of the Province of Ontario and, by execution and delivery of this Agreement, the Executive and the Company irrevocably consent to the jurisdiction of those courts.

Nothing in this Agreement is intended to contract out of the Executive’s rights and the Company’s obligations under the ESA. Should any provision of this Agreement not be compliant with the minimum requirements of the ESA, the offending provision shall be unenforceable and the appropriate minimum standard shall apply.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

18. Acknowledgement and Acceptance. The Executive agrees that he has read, understood and accepts the terms and conditions of employment as set out in this Agreement. The Executive agrees that these terms are reasonable and that he has had the opportunity to obtain independent legal advice if so desired with respect to the terms of this offer prior to their acceptance. The Executive further agrees that he is signing this Agreement freely, voluntarily and without duress.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the “Effective Date.”

PHREESIA, INC.

By:	/s/ Chaim Indig
Its: Chief Executive Officer

/s/ Daniel Nathan
DANIEL NATHAN

Exhibit A

Restrictive Covenants Agreement

PHREESIA, INC.

Employee Confidentiality and Assignment Agreement

In consideration and as a condition of my employment or continued employment by Phreesia, Inc. (the “Company”), I agree as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration. Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents (f) patient information, including, but not limited to names, addresses, social security numbers, insurance information, clinical information, and diagnoses of patients of the Company’s customers, partners of affiliates, as well as other “Protected Health Information” as defined under the US Health Insurance Portability and Accountability Act (“PHI”), (g) medical practice information, including, but not limited to practice name, staff, addresses, numerical identifiers (i.e. individual and practice NPI, Tax ID, DEA #, Medical Education number), and all individual-level or aggregated patient data associated with the practice, and (h) customer information, including customer identities, pricing, advertising strategy, and results of advertising campaigns. Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietaiy Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon die earlier of a request by the Company or termination of my employment. I further acknowledge and agree that to the extent that I come into contact with any PHI in the course of my employment with the Company, I shall also abide by (he additional terms and conditions set forth on the HIPAA Addendum attached hereto in addition to the obligations set forth above.

3. Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of Proprietary Information. I agree to be bound by the terms of such agreements in the event I have access to such Proprietary Information.

4. Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company. I will advise the president of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5. Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithm’s, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship (collectively “Developments’’), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company or any customer of or supplier to the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services: or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments’’), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion, I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times. All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on die Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company- Related Development.

8. Non-Competition and Non-Solicitation. In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of twelve (12) months following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, consultant agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the United States that develops, manufactures or markets any products, or performs any services, that are otherwise competitive with or similar to the products or services of the Company, or products or services that the Company has under development or that are the subject of active planning at any time during my employment; provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert or take away any of the customers, business or prospective customers of the Company or any of its suppliers, and/or (b) solicit, entice or attempt to persuade any other employee or consultant of the Company to leave the services of the Company for any reason. I acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

9. Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

10. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief.

11. Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information. To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company which I create, publish or post during my period of employment and for six (6) months thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

12. No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason.

13. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns, I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

14. Disclosure to Future Employers. I will provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity.

15. Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for my reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

16. Interpretation. This Agreement will be deemed to be made and entered into in the State of New York, and will in all respects be interpreted, enforced and governed under the laws of the State of New York, I hereby agree to consent to personal jurisdiction of the state and federal courts situated within the State of New York for purposes of enforcing this Agreement. By execution and delivery of this Agreement, I hereby accepts, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

17. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed: /s/ Daniel Nathan
(Employee’s full name)
Type or print name: Daniel Nathan
Social Insurance Number:	Date: April 8, 2009